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                                                                    EXHIBIT 12.1

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                               For the Six
                                               Months Ended            For the Years Ended
                                                 June 30,                 December 31,
                                              ------------------------------------------------------
                                              2005    2004    2004    2003    2002    2001      2000
                                              ------------------------------------------------------
                                                           (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations     $284    $313    $592    $376    $320    $324      $994
Fixed Charges                                  173     187     362     390     408     461       447
                                              ------------------------------------------------------
Total Earnings                                $454    $500    $954    $766    $728    $785    $1,441
                                              ======================================================

Fixed Charges as Defined in
   Regulation S-K(B)

Interest Expense                              $170    $187    $362    $390    $406    $458      $444
Interest Factor in Rentals                       -       -       -       -       2       3         3
                                              ------------------------------------------------------
Total Fixed Charges                           $170    $187    $362    $390    $408    $461      $447
                                              ======================================================

Ratio of Earnings to Fixed Charges            2.67    2.67    2.64    1.96    1.78    1.70      3.22
                                              ======================================================
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(A)  The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.